PRESS RELEASE



HARRIS & HARRIS GROUP, INC.                        DECEMBER 30, 2003

111 WEST 57TH STREET

NEW YORK, NEW YORK 10019

NASDAQ/NMS SYMBOL: TINY

CONTACT: CHARLES E. HARRIS

TEL. NO. (212) 582-0900



  HARRIS & HARRIS GROUP, INC. ANNOUNCES THE CLOSING OF ITS FOLLOW-ON PUBLIC
         OFFERING OF 2,300,000 SHARES OF COMMON STOCK AT $8.00 PER SHARE


Harris & Harris Group, Inc. (NASDAQ: TINY), today announced the closing of its follow-on public offering of 2,300,000 shares of its common stock at $8.00 per share for approximately $17,296,000 in net proceeds. All of the shares were sold by the Company. The Company intends to use the net proceeds of the offering, less offering costs, to make new investments in tiny technology as well as follow-on investments in its existing venture capital investments, and for working capital. The shares were offered through the underwriter Punk, Ziegel & Company, LP. A copy of the final prospectus relating to the offering can be obtained from Punk, Ziegel & Company, LP by calling 212-308-9494.

Harris & Harris Group is a publicly traded venture capital company that now makes initial investments exclusively in tiny technology, including nanotechnology, microsystems and microelectromechanical systems (MEMS). The Company's last 12 initial private equity investments have been in tiny-technology enabled companies.

Harris & Harris Group is a business development company with 13,798,845 common shares outstanding, including the 2,300,000 newly issued common shares.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.TinyTechVC.com.




This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K and recent Prospectus filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, Harris & Harris Group, Inc. undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.